UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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Paychex, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 29, 2008

Dear Paychex Stockholder:

The Board of Directors cordially invites you to attend our Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, October 7, 2008 at 10:00 a.m. Eastern Time at the Rochester Riverside Convention Center, 123 East Main Street, Rochester, New York.

This booklet includes the formal Notice of Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement tells you about the agenda items and the procedures for the Annual Meeting. It also provides certain information about Paychex, Inc., its Board of Directors, and its named executive officers.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote. You may vote by Internet, telephone, written proxy, or written ballot at the Annual Meeting. We encourage you to use the Internet as it is the most cost-effective way to vote. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet.

We hope you will be able to attend the Annual Meeting and would like to take this opportunity to remind you that your vote is important. If you need special assistance at the Annual Meeting, please contact the Secretary of the Company at (800) 828-4411, or write to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary.

Sincerely,

Jonathan J. Judge
President and Chief Executive Officer

PAYCHEX, INC.

911 Panorama Trail South •  Rochester, New York 14625-2396

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	10:00 a.m. Eastern Time on Tuesday, October 7, 2008. Continental breakfast will be available from 9:00 a.m. to 10:00 a.m.

Location:	Rochester Riverside Convention Center 123 East Main Street Rochester, New York 14604

Items of Business:	(1) To elect eight nominees to the Board of Directors for one-year terms.

(2) To ratify selection of the independent registered public accounting firm.

(3) To transact such other business as may properly come before the Annual Meeting, or any adjournment thereof.

Record Date:	Stockholders of record as of the close of business on August 11, 2008, are entitled to notice of, and to vote at, the Annual Meeting.

Voting:	Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. You may vote either by signing and returning the enclosed proxy card, via the internet, or by telephone, as more fully described in the Proxy Statement.

Annual Meeting Webcast:	The Annual Meeting will be simultaneously broadcast over the Internet at 10:00 a.m. Eastern Time on October 7, 2008. It can be accessed at the Investor Relations page at www.paychex.com, and will be archived and available for replay for approximately one month.

August 29, 2008 By Order of the Board of Directors John M. Morphy Secretary

IMPORTANT NOTICE REGARDING THE AVAILIBILITY OF PROXY MATERIALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 7, 2008

Paychex, Inc.’s Proxy Statement and Annual Report for the year ended May 31, 2008 are available at
http://investor.paychex.com/annual.aspx

TABLE OF CONTENTS

Proxy Statement	1
Stockholders Entitled to Vote; Outstanding Shares; Quorum	1
How to Vote	1
Revoking Your Proxy	1
General Information on Voting	2
Vote Required	2
Voting by Participants in the Paychex Employee Stock Ownership Plan Stock Fund	2

Security Ownership of Certain Beneficial Owners and Management	3

Proposal 1 — Election of Directors For A One-Year Term	4

Director Compensation for the Fiscal Year Ended May 31, 2008	6
Cash Compensation	6
Equity-Based Compensation	6
Deferred Compensation Plan for Directors	7
Benefits	7
Stock Ownership Guidelines	7
Fiscal 2008 Director Compensation	8

Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm	9
Fees for Professional Services	9
Audit Committee Policy on Pre-Approval of Services of Independent Accountants	9
Report of The Audit Committee	10

Corporate Governance	11
Information About the Board of Directors and Corporate Governance	11
Board of Directors Committees	11
Nomination Process	12
Policy on Transactions with Related Persons	13
Communications with the Board of Directors	13
Governance and Compensation Committee Interlocks and Insider Participation	14
Section 16(a) Beneficial Ownership Reporting Compliance	14
Code of Business Ethics and Conduct	14

Compensation Discussion and Analysis	15
Objectives of Compensation Program	15
Role of Governance and Compensation Committee	15
Elements of Compensation	16
Annual Base Salary	17
Annual Officer Performance Incentive Program	17
Equity Compensation	18
CEO Compensation	19
Stock Ownership Guidelines	19
Non-Compete and Other Forfeiture Provisions	19
Perquisites	19
Deferred Compensation	20
Compensation Received In Fiscal 2008	20
Subsequent Events	21
Impact of the Internal Revenue Code	21
The Governance and Compensation Committee Report	21

Named Executive Officer Compensation	22
Fiscal 2008 Summary Compensation Table	22
Grants of Plan-Based Awards In Fiscal 2008	24
Outstanding Equity Awards as of May 31, 2008	25
Option Exercises and Stock Vested In Fiscal 2008	26
Non-Qualified Deferred Compensation Fiscal 2008	27
Change of Control and Severance Arrangement Fiscal 2008	28

Other Matters and Information	29

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS OF PAYCHEX, INC.
TO BE HELD ON OCTOBER 7, 2008

This Proxy Statement is being mailed to stockholders of Paychex, Inc. (“Paychex” or the “Company”), a Delaware corporation, on or about August 29, 2008, in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, October 7, 2008 at 10:00 a.m. Eastern Time at the Rochester Riverside Convention Center, 123 East Main Street, Rochester, New York.

Stockholders Entitled to Vote; Outstanding Shares; Quorum

Paychex has one class of shares outstanding, designated common stock, $0.01 par value per share. The Board has fixed the close of business on August 11, 2008 as the record date for determining the holders of common stock entitled to notice of, and to vote at, the Annual Meeting. As of the record date, 360,996,074 shares of common stock were issued and outstanding. A majority of the outstanding shares (180,498,038 shares) present at the Annual Meeting in person or by proxy will constitute a quorum. A quorum is necessary to hold a valid meeting. Stockholders will be entitled to one vote for each share of common stock held as of the record date.

How to Vote

Your vote is very important and we hope that you will attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, please vote by proxy in accordance with the instructions on your proxy card, voting instruction form (from your bank or broker), or the instructions that you received through electronic mail. There are three convenient ways of submitting your vote:

•	Voting by Internet — You can vote via the Internet by visiting the website noted on your proxy card. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote.

•	Voting by telephone — You can also vote your shares by telephone by calling the toll-free telephone number indicated on your proxy card and following the voice prompt instructions. Telephone voting is available 24 hours a day.

•	Voting by mail — If you choose to vote by mail, simply mark your proxy card, sign and date it, and return it in the enclosed postage-paid envelope. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet.

The deadline for Internet or telephone voting is 11:59 p.m. Eastern Time on Monday, October 6, 2008. If you vote by telephone or the Internet, you do not need to return your proxy card. Signing and returning your proxy card or submitting your proxy via the Internet or by telephone does not affect your right to vote in person if you attend the Annual Meeting and your shares are registered in your name. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

Revoking Your Proxy

You can revoke your proxy at any time prior to it being voted at the Annual Meeting by:

•	Providing written notice of revocation to the Secretary of the Company;

•	Submitting a later-dated proxy via the Internet, telephone, or mail; or

•	Voting in person at the Annual Meeting.

General Information on Voting

All votes properly cast and not revoked will be voted at the Annual Meeting in accordance with the stockholder’s directions. Shares voted by proxy card received without choices specified will be voted FOR the eight nominees for election to the Board of the Company and FOR the ratification of the selection of the independent registered public accounting firm (the “independent accountants”).

Abstentions are counted for the purpose of establishing a quorum and will have the same effect as a vote against a proposal (other than the election of directors). Broker non-votes occur when a broker does not vote on a matter because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner to vote. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of shares entitled to vote on a specific proposal and thus will not affect the outcome of the vote.

Vote Required

The Company’s By-laws provide that each director shall be elected by the vote of a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A majority of the votes cast means that the number of shares voted “for” the election of a director nominee must exceed the number of votes cast “against” the nominee. If a nominee that is an incumbent director does not receive a required majority of the votes cast, the director shall offer to tender his or her resignation to the Board. The Governance and Compensation Committee of the Board shall consider such offer and will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will consider the committee’s recommendation and will determine whether to accept such offer.

The table below shows the vote required to approve each of the proposals described in this Proxy Statement, assuming the presence of a quorum at the Annual Meeting.

Proposal Number	Proposal Description	Vote Required

Proposal 1	Election of eight nominees to the Board of Directors	Majority of the votes duly cast*

Proposal 2	Ratification of selection of independent registered	Majority of the votes duly cast*
public accounting firm

*	without regard to broker non-votes

Voting by Participants in the Paychex Employee Stock Ownership Plan Stock Fund

If a stockholder is a participant in the Paychex Employee Stock Ownership Plan Stock Fund (“ESOP”) of the Paychex 401(k) Incentive Retirement Plan (“401(k) Plan”), the proxy card also will serve as a voting instruction for Fidelity Management Trust Company (the “Trustee”), where all accounts are registered in the same name. As a participant in the ESOP, the stockholder has the right to direct the Trustee, who is the holder of record, regarding how to vote the shares of common stock credited to the participant’s account at the Annual Meeting. The participant’s voting instructions will be tabulated confidentially. Only the Trustee and/or the tabulator will have access to the participant’s individual voting direction. If voting instructions for the shares of common stock in the ESOP are not received, those shares will be voted by the Trustee in the same proportions as the shares for which voting instructions were received from other participants in the ESOP. Voting by ESOP participants will close at 11:59 p.m. Eastern Time on October 2, 2008. The Trustee will then vote all shares of common stock held in the ESOP by the established deadline.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, based upon reports filed by such persons with the Securities and Exchange Commission (“SEC”), as of July 31, 2008, with respect to the beneficial ownership of common stock of the Company by (i) any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who is known by the Company to be the beneficial owner of more than 5% of the Company’s voting securities, (ii) each director and nominee for director of the Company, (iii) each of the named executive officers (“NEOs”) of the Company named in the Fiscal 2008 Summary Compensation Table on page 22 of this Proxy Statement, and (iv) all directors, NEOs, and executive officers of the Company as a group.

	Amount of Beneficial
	Ownership of	Percent of
Name	Common Stock(1)	Class(1)

More than 5% owners:
B. Thomas Golisano(2),(3),(4)	38,178,195	10.5%
1 Fishers Road
Pittsford, NY 14534
Capital World Investors	36,185,000	10.0%
333 South Hope Street
Los Angeles, CA 90071
Directors:
B. Thomas Golisano(2),(3),(4)	38,178,195	10.5%
David J. S. Flaschen(5),(6)	57,793	**
Phillip Horsley(5),(6)	275,193	**
Grant M. Inman(4),(5),(6)	222,492	**
Pamela A. Joseph(5),(6)	13,043	**
Jonathan J. Judge(5),(6)	784,958	**
Joseph M. Tucci(5),(6)	45,543	**
Joseph M. Velli(5),(6)	11,876	**
Named Executive Officers:
Jonathan J. Judge(5),(6)	784,958	**
John M. Morphy(5),(6)	137,275	**
Walter Turek(4),(5),(6)	385,816	**
Martin Mucci(5),(6)	142,592	**
William G. Kuchta(5),(6)	79,727	**
All directors, NEOs, and executive officers of the Company as a group (13 persons)(4),(5),(6)	40,362,419	11.1%

**	Indicated percentage is less than 1%.

(1)	Based upon the number of shares of common stock outstanding and deemed outstanding as of July 31, 2008. Under the rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or disposition power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days by exercise of options.

(2)	Included in shares beneficially owned for Mr. Golisano are 494,568 shares owned by the B. Thomas Golisano Foundation for which Mr. Golisano is a member of the foundation’s six-member board of trustees.

(3)	Mr. Golisano has 12,574,618 shares pledged as security.

(4)	Included in shares beneficially owned are shares held in the names of family members or other entities: Mr. Golisano — 74,380 shares; Mr. Inman — 136,949 shares; and Mr. Turek — 1,670 shares.

(5)	Included in shares beneficially owned are unvested restricted stock: Mr. Flaschen — 4,543 shares; Mr. Horsley — 4,543 shares; Mr. Inman — 4,543 shares; Ms. Joseph — 4,543 shares; Mr. Judge — 79,075 shares; Mr. Tucci — 4,543 shares; Mr. Velli — 3,876 shares; Mr. Morphy — 45,816 shares; Mr. Turek — 13,470 shares; Mr. Mucci — 16,668 shares; Mr. Kuchta — 7,910 shares; and all directors, NEOs, and executive officers as a group — 195,865 shares.

(6)	Included in shares beneficially owned are shares that may be acquired upon exercise of options, which are exercisable on or prior to September 29, 2008: Mr. Flaschen — 41,000 shares; Mr. Horsley — 41,000 shares; Mr. Inman — 41,000 shares; Ms. Joseph — 6,000 shares; Mr. Judge — 673,334 shares; Mr. Tucci — 41,000 shares; Mr. Velli — 3,000 shares; Mr. Morphy — 78,000 shares; Mr. Turek — 93,000 shares; Mr. Mucci — 118,000 shares; Mr. Kuchta — 59,000 shares; and all directors, NEOs, and executive officers as a group — 1,213,334 shares.

PROPOSAL 1 •  ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Stockholders annually elect directors to serve for one year and until the directors’ successors have been elected and qualified. The eight persons listed below, each of whom currently serves as a director, have been nominated for election to the Board by the Company’s Governance and Compensation Committee. Six of the eight nominees are neither employees nor former employees of the Company. If elected, each nominee will hold office until the 2009 Annual Meeting of Stockholders and until his or her successor is elected and has qualified.

Although the Board believes that all of the nominees will be available to serve, the persons named in the enclosed proxy may exercise discretionary authority to vote for substitutes proposed by the Board.

Biographies are provided below setting forth certain information with respect to the nominees for election as directors of the Company, none of whom is related to any other nominee or executive officer.

		Director	Position, Principal Occupation, Business
Name	Age	Since	Experience, and Directorships

B. Thomas Golisano	66	1979	Mr. Golisano founded Paychex, Inc. in 1971 and is Chairman of the Board of the Company. Until October 2004, he served as President and Chief Executive Officer of the Company. Mr. Golisano is a member of the board of directors of several private companies. He serves on the board of trustees of the Rochester Institute of Technology. He owns the Buffalo Sabres of the National Hockey League. Mr. Golisano has served as a member of the board of directors of numerous non-profit organizations, and is founder of the B. Thomas Golisano Foundation.

David J. S. Flaschen	52	1999	Mr. Flaschen has been an Operating Partner of Castanea Partners since 2005. Castanea Partners is a private equity investment firm targeting small- to mid-market companies in the publishing and information, human resource and business services, and the consumer product and specialty retail sectors. From 2000 to 2005, he was Managing Director of Flagship Ventures, a venture capital firm that focuses on life science, information technology, and communications companies. Mr. Flaschen is a member of the board of directors of various private companies.

Phillip Horsley	69	1982	Mr. Horsley is the founder and Managing Director of Horsley Bridge Partners, a leading manager of private equity investments for institutional clients since 1982.

Grant M. Inman	66	1983	Mr. Inman is the founder and General Partner of Inman Investment Management, a private investment company formed in 1998. He is a member of the board of directors of Lam Research Corporation, Wind River Systems, Inc., and several private companies. Mr. Inman is a trustee of the University of California, Berkeley Foundation.

		Director	Position, Principal Occupation, Business
Name	Age	Since	Experience, and Directorships

Pamela A. Joseph	49	2005	Ms. Joseph is Chairman of U.S. Bancorp Payment Services and Chairman and Chief Executive Officer of Elavon (formerly NOVA Information Systems, Inc.), a wholly owned subsidiary of U.S. Bancorp. Elavon manages and facilitates payment processing. Ms. Joseph has been Vice Chairman of U.S. Bancorp since December 2004 and serves on its 13-member managing committee. From February 2000 to November 2004, she was President and Chief Operating Officer of NOVA Information Systems, Inc. Ms. Joseph is honorary chairman of Gift for a Child, a non-profit organization that assists foster children in finding permanent homes. She is also a member of the board of directors for Centene Corporation.

Jonathan J. Judge	54	2004	Mr. Judge has been President and Chief Executive Officer of the Company since October 2004. From October 2002 through December 2003, he served as President and Chief Executive Officer of Crystal Decisions, Inc., an information management software company. From 1976 to 2002, Mr. Judge worked for IBM in a variety of sales, marketing, and executive management positions, most recently as General Manager of IBM’s Personal Computing Division, a $10 billion business unit offering a broad range of products, services, and solutions, including IBM’s ThinkPad brand of mobile computers. Mr. Judge is a member of the board of directors of PMC-Sierra, Inc. and the Buffalo Branch of the Federal Reserve Bank of New York.

Joseph M. Tucci	61	2000	Mr. Tucci has been the Chairman of the Board of Directors of EMC Corporation, the world leader in information infrastructure technology and solutions, since January 2006. He has been Chief Executive Officer and President of EMC Corporation since January 2001, and President since January 2000. Mr. Tucci is also Chairman of the Board of Directors of VMware, Inc., the global leader in virtualization solutions.

Joseph M. Velli	50	2007	Mr. Velli has been Chairman and Chief Executive Officer of BNY ConvergEx Group, LLC, a leading global agency brokerage and technology company offering a comprehensive suite of investment services, since October 2006. Prior to the formation of BNY CovergEx Group, he was a Senior Executive Vice President of The Bank of New York since September 1998 and assumed the additional role of Chief Executive Officer of BNY Securities Group in October 2002.

The Board of Directors recommends the election of each of the nominees identified above. Unless otherwise directed, the persons named in the enclosed proxy will vote the proxy FOR the election of each of these eight nominees.

DIRECTOR COMPENSATION

FOR THE FISCAL YEAR ENDED MAY 31, 2008

Director compensation is set by the Governance and Compensation Committee of the Board. The Company compensates the outside directors of the Board using a combination of cash and equity-based compensation. Jonathan J. Judge, President and Chief Executive Officer (“CEO”) of the Company, receives no compensation for his services as a director. The compensation received by Mr. Judge is shown on the Fiscal 2008 Summary Compensation Table on page 22 of this Proxy Statement.

Cash Compensation

During the year ended May 31, 2008 (“fiscal 2008”), outside directors received an annual retainer of $25,000, paid in quarterly installments, plus $2,500 for each Board meeting attended. In addition, outside directors who served on a committee of the Board received $1,000 for each committee meeting attended. The Chairman of the Audit Committee, currently Mr. Flaschen, was paid an additional $1,000 for each Audit Committee meeting chaired. The combination of annual retainer and meeting fees provides compensation to those Board members contributing additional time through their participation at standing committee meetings.

In fiscal 2008, Mr. Golisano received an annual salary of $140,000 for his services as Chairman of the Board. The Chairman does not receive any other director fees or equity-based compensation.

In July 2008, the Board approved a change to the cash and equity compensation structure for outside directors. In total, the compensation to be realized by each Board member is unchanged, however, the new structure is more in line with trends at other large market capitalization companies in terms of pay levels and composition. The annual retainer was increased to $45,000, to be paid in quarterly installments. Compensation for each Board and committee meeting attended has been eliminated, replaced with committee retainers of $7,500 annually for members of the Audit Committee and $5,000 annually for all other committees. These committee retainers will be paid in quarterly installments. Additionally, the compensation for each meeting attended by the Audit Committee chairman has been eliminated, replaced with an annual chairman retainer of $15,000. The Board also introduced an annual chairman retainer for the Governance and Compensation Committee in the amount of $7,500. Both chairman retainers will be paid in quarterly installments. The Board also approved a change in the proportion of options and restricted stock to be awarded annually to each outside director. The awards will be based on a total equity value of $120,000 with 50% to options and 50% to restricted stock.

Equity-Based Compensation

As the Company matures, the market for our common stock has matured and therefore, the Governance and Compensation Committee determined, during the year ended May 31, 2007 (“fiscal 2007”), it would be more appropriate to shift equity awards from 100% in options to a blend of options and restricted stock.

In July 2007, each outside director received an award under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 12, 2005 (the “2002 Plan”) as follows:

	Stock Awards	Option Awards

Grant Date	July 17, 2007	July 17, 2007
Exercise Price	NA	$43.91
Quantity(1)	1,334	6,000
Vesting Schedule	On the third anniversary of the date of grant	One-third per annum over three years from the date of grant
Certain Restrictions	Shares may not be sold during the director’s tenure as a member of the Board, except as necessary to satisfy tax obligations
Other	Upon the discretion of the Governance and Compensation Committee, unvested shares may be accelerated in whole or in part for certain events, including, but not limited to director retirement(2)	In the event of death or disability of a Board member, unvested options will vest in full and be immediately exercisable. Unvested options outstanding upon the retirement of a Board member will be canceled

(1)	Mr. Velli received an additional awards of 667 restricted shares and 3,000 options to purchase shares of the Company’s common stock, based on his service on the Board since January 2007.

(2)	Retirement eligibility for directors for this purpose begins at age 55 or older with ten years of service as a member of the Board.

In July 2008, each outside director, except for Mr. Golisano, received 6,250 options to purchase shares of the Company’s common stock at an exercise price of $31.95 per share and 1,875 shares of restricted stock, with terms similar to the awards granted in July 2007.

Deferred Compensation Plan for Directors

The Company maintains a non-qualified and unfunded deferred compensation plan in which all outside directors are eligible to participate. Directors may elect to defer up to 100% of their Board cash compensation. Gains and losses are credited based on the participant’s election of a variety of designated investment choices, which the participant may change at any time. The Company does not match any participant deferral or guarantee a certain return. The interest rates earned on these investment choices is not above-market or preferential. Refer to page 27 of this Proxy Statement for a listing of investment funds available to a participant and the annual returns on those funds. Mr. Flaschen defers 100% of his Board cash compensation under this plan. No other directors participate in the plan at this time.

Benefits

We reimburse each director for expenses associated with attendance at Board and committee meetings. Mr. Golisano also receives access to the Company’s standard health and life insurance plans, and receives Company matching contributions into his account in the 401(k) Plan.

Stock Ownership Guidelines

Directors must adhere to strict standards with regards to trading in the Company’s stock. They may not, among other things:

•	speculatively trade in the Company’s stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Fiscal 2008 Director Compensation

The table below summarizes the total compensation received from the Company by all outside directors for fiscal 2008.

	Fees Earned			All Other
	or Paid in	Stock Awards	Option Awards	Compensation	Total
Name	Cash ($)(1)	($)(2),(4)	($)(3),(4)	($)(5)	($)

B. Thomas Golisano	$140,000	$—	$—	$9,990	$149,990
David J. S. Flaschen(6)	$56,500	$33,416	$75,120	$—	$165,036
Phillip Horsley	$40,000	$33,416	$75,120	$—	$148,536
Grant M. Inman	$50,500	$33,416	$75,120	$—	$159,036
Pamela A. Joseph	$42,500	$33,416	$46,404	$—	$122,320
Joseph M. Tucci	$40,000	$33,416	$75,120	$—	$148,536
Joseph M. Velli	$40,000	$25,574	$30,860	$—	$96,434

(1)	The amounts in this column are as described above under “Cash Compensation.”

(2)	The amounts in this column represent the dollar amount recognized as expense in the Company’s consolidated financial statements for fiscal 2008 for the fair value of restricted stock awards in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised) (“No. 123R”), “Share-Based Payment.” Pursuant to SEC rules, the amount disclosed disregards estimates of forfeitures of awards that have been included in the financial statement reporting for such awards. The fair value of restricted stock awards is determined based on the closing price of the underlying common stock on the date of grant. Refer to Note C contained in the Notes to Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K (“Form 10-K”) for fiscal 2008 for further discussion on restricted stock awards.

(3)	The amounts in this column represent the dollar amount recognized as expense in the Company’s consolidated financial statements for fiscal 2008 for the fair value of option awards in accordance with SFAS No. 123R, and thus include amounts from awards granted prior to June 1, 2006. The fair value was determined using a Black-Scholes option pricing model in accordance with SFAS No. 123R for grants since June 1, 2006. Grants prior to June 1, 2006 were valued using a Black-Scholes option pricing model in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation.” Pursuant to SEC rules, the amount disclosed disregards estimates of forfeitures of awards that have been included in the financial statement reporting for such awards. Included in these amounts are grants of option awards in July 2003, July 2004, July 2005, July 2006, and July 2007. Refer to note 2 on page 22 of this Proxy Statement for the assumptions and resulting per share fair value for these option awards. Refer to Note C contained in the Notes to Consolidated Financial Statements included in Item 8 of our Form 10-K for fiscal 2008 for further discussion of option awards and the relevant assumptions used in the calculation of the grant date fair value.

(4)	As of May 31, 2008, Mr. Flaschen, Mr. Horsley, Mr. Inman, Ms. Joseph, and Mr. Tucci each had 2,668 shares of unvested restricted stock, and Mr. Velli had 2,001 shares of unvested restricted stock. As of May 31, 2008, each director had the following number of options outstanding: Mr. Flaschen — 69,500; Mr. Horsley — 57,000; Mr. Inman — 57,000; Ms. Joseph — 12,000; Mr. Tucci — 79,500; and Mr. Velli — 9,000.

(5)	All Other Compensation for Mr. Golisano includes $5,223 of Company-matching contribution under the 401(k) Plan and $4,767 in Company-provided benefits for standard health and life insurance.

(6)	Mr. Flaschen defers 100% of the fees earned to our non-qualified, unfunded, deferred compensation plan. During fiscal 2008, in accordance with the election requirements of section 409A of the Internal Revenue Code (“Code”), Mr. Flaschen received a distribution from the plan of $148,890.

PROPOSAL 2 • RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2009.

Although action by stockholders in this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment and to seriously consider stockholder opinion on this issue. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent accountants, but may still retain them.

Representatives from Ernst & Young LLP, which has served as the Company’s independent accountants since 1983, will be present at the Annual Meeting, will be afforded the opportunity to make any statements they wish, and will be available to respond to appropriate questions from stockholders.

To ratify the appointment of Ernst & Young LLP, a majority of votes cast at the meeting must be voted for the proposal.

The Board of Directors recommends a vote FOR the proposal to ratify appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending May 31, 2009.

Fees For Professional Services

The following table shows the aggregate fees for professional services rendered for the Company by Ernst & Young LLP:

	Year Ended May 31,
	2008	2007

Audit fees	$558,000	$544,000
Audit related fees	164,000	359,000

Total fees	$722,000	$903,000

Audit fees for fiscal 2008 and 2007 were for professional services rendered for the audits of the Company’s annual consolidated financial statements, and reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for the audits of management’s assessment of the effectiveness of internal control over financial reporting for fiscal 2007 and the effectiveness of internal control over financial reporting for fiscal 2008.

Audit related fees for fiscal 2008 and 2007 were for employee benefit plan audits and other reports.

There were no tax or other non-audit related services provided by the independent accountants for fiscal 2008 and 2007.

Audit Committee Policy on Pre-Approval of Services of Independent Accountants

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. The Audit Committee pre-approved all such audit and audit related services provided by the independent accountants during fiscal 2008 and 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board and is composed entirely of non-management directors. The Audit Committee is governed by a written charter and its primary responsibilities are highlighted in the Corporate Governance section of this Proxy Statement.

Paychex management is responsible for the preparation of the financial statements, the financial reporting process, and for the Company’s internal controls over financial reporting. Ernst & Young LLP, the Company’s independent accountants, is responsible for performing independent audits of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board. The independent accountants are also responsible for expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee monitors and oversees these processes.

As part of the oversight processes, the Audit Committee regularly meets with management, the Company’s internal auditors, and the independent accountants. The Audit Committee meets with the internal auditors and independent accountants, with and without management present, to discuss the overall scope and plans for various audits, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality and effectiveness of the Company’s financial reporting process and legal and ethical compliance programs, including the Company’s Code of Business Ethics and Conduct. The Audit Committee held seven meetings during fiscal 2008 and had full access to each of the aforementioned parties.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent accountants the consolidated financial statements for fiscal 2008, including a discussion on the quality and acceptability of the Company’s accounting policies, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements. The Audit Committee also monitored the progress and results of testing of internal controls over financial reporting, reviewed reports from management and internal audit regarding design, operation, and effectiveness of internal controls over financial reporting, and reviewed the report from the independent accountants regarding the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standard No. 90 (Communications With Audit Committees). The independent accountants have provided the Audit Committee with written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with the independent accountants their firm’s independence. There were no non-audit services provided to the Company during fiscal 2008 that required consideration by the Audit Committee.

Based upon the reviews and discussions referred to above, the Audit Committee recommended and the Board approved that the audited consolidated financial statements be included in the Company’s Form 10-K for the year ended May 31, 2008 for filing with the SEC. The Audit Committee has recommended for approval by the Board the selection of the Company’s independent accountants.

The Audit Committee:

David J. S. Flaschen, Chairman
Grant M. Inman
Pamela A. Joseph

CORPORATE GOVERNANCE

Information About the Board of Directors and Corporate Governance

The Board is elected by the stockholders to oversee the overall success of the Company, review its operational and financial capabilities, and periodically assess its long-term strategic objectives. The Board serves as the final decision-making body of the Company, except for those matters for which authority is reserved for, or shared with, the stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the day-to-day business of the Company.

The Board held four meetings during fiscal 2008. To the extent practicable, directors are expected to attend all Board meetings and meetings of the committees on which they serve. During fiscal 2008, each director attended more than 75% of the Board meetings and committee meetings on which the director served. Directors are encouraged to attend annual meetings of stockholders. Last year, all directors attended the 2007 Annual Meeting of Stockholders, except for Mr. Horsley who was absent due to health reasons.

Regularly scheduled executive sessions of the independent members of the Board, without members of management, are held in conjunction with meetings of the Board. The Board has selected Mr. Tucci to preside at all executive sessions of the independent directors.

Board of Directors Committees

The Board has established four standing committees with the following director assignments:

Governance and
		Executive	Audit	Investment	Compensation
Name	Independence(1)	Committee	Committee	Committee	Committee

B. Thomas Golisano		X
Jonathan J. Judge		Chairman
David J. S. Flaschen	X		Chairman	X	X
Phillip Horsley	X	X		X	X
Grant M. Inman	X		X	Chairman	X
Pamela A. Joseph	X		X
Joseph M. Tucci	X				Chairman
Joseph M. Velli	X			X	X
Number of meetings held by committee during fiscal 2008		1	7	2	5

(1)	Directors are independent within the meaning of applicable SEC and The NASDAQ Stock Market® (“NASDAQ”) director independence standards.

The Board has determined that all members of the Audit Committee meet the independence, experience, and other applicable NASDAQ listing requirements, and that Mr. Flaschen qualifies as an “Audit Committee Financial Expert,” as defined by applicable SEC rules. The Board has also determined that all members of the Governance and Compensation Committee meet the NASDAQ independence criteria. Matters presented to the Board by the Governance and Compensation Committee are discussed and decided upon by the outside directors, which in fiscal 2008 were all directors except for Mr. Golisano and Mr. Judge.

Executive Committee.

The primary responsibility of the Executive Committee is to exercise all the powers and authority of the Board except as limited by law.

Audit Committee.  The primary responsibilities of the Audit Committee are to:

•	serve as an independent and objective party to monitor the Company’s financial reporting process and system of internal control;

•	review the performance and independence of the Company’s independent accountants;

•	review and appraise the performance of the Company’s internal auditors;

•	review various legal and regulatory matters; and

•	provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditors, and the Board.

Investment Committee.  The primary responsibilities of the Investment Committee are to:

•	review the Company’s investment policies and strategies, and the performance of the Company’s investment portfolios; and

•	determine that the investment portfolios are managed in compliance with the established investment policy.

Governance and Compensation Committee.  The primary responsibilities of the Governance and Compensation Committee are to:

•	evaluate and determine compensation for the directors, CEO, and executive officers;

•	provide general oversight with respect to governance of the Board, including periodic review and assessment of corporate governance policies;

•	identify, evaluate, and recommend to the Board candidates for nomination for election to the Board; and

•	review annually the independence of directors.

The Audit, Investment, and Governance and Compensation Committees’ responsibilities are more fully described in each committee’s charter adopted by the Board, which is accessible on the Company’s website, www.paychex.com at the Investor Relations section under “Corporate Governance.”

Nomination Process

The Governance and Compensation Committee performs the function of our nominating committee. The Board has determined that it is necessary for the continued success of the Company to ensure that the Board is composed of individuals having a variety of complementary experience, education, training, and relationships relevant to the then-current needs of the Board and the Company. The Nomination Policy included in the Governance and Compensation Committee Charter is intended to achieve this result.

In evaluating candidates for nomination to the Board, the Nomination Policy requires Governance and Compensation Committee members to consider the contribution that a candidate for nomination would be expected to make to the Board and the Company, based upon the current composition and needs of the Board, and the candidate’s demonstrated business judgment, leadership abilities, integrity, prior experience, education, training, relationships, and other factors that the Board determines relevant. In identifying candidates for nomination to fill vacancies created by the expiration of the term of any incumbent director, the Nomination Policy requires Governance and Compensation Committee members to determine whether such incumbent director is willing to stand for re-election and, if so, to take into consideration the value to the Board and to the Company of their continuity and familiarity with the Company’s business. The Board has previously used a third party search firm to identify director candidates and the charter authorizes the Governance and Compensation Committee to continue this practice.

The Nomination Policy requires the Governance and Compensation Committee to consider candidates for nomination to the Board recommended by any reasonable source, including stockholders. Stockholders who wish to do so may recommend candidates for nomination by identifying such candidates and providing relevant biographical information in written communications to the chairman of the Governance and Compensation Committee in accordance with the policy described below in the section entitled “Communications with the Board of Directors.”

Policy on Transactions with Related Persons

It is the Company’s policy to avoid transactions with related persons. However, there may be occasions when a transaction with a related person is in the best interest of the Company. The Company’s policies and procedures for review and approval of related persons transactions appear in the Company’s Standards of Conduct, Conflict of Interest, and its Employment of Relatives Standards, which are internally distributed, and in the Company’s Code of Business Ethics and Conduct which is posted on the Company’s website.

For all employees, these policies and procedures require the employee to disclose, and the Company to make a conflict of interest review and determination for specified transactions, which include certain financial interests in or relationships with any supplier, customer, partner, subcontractor or competitor; serving on the board of non-profit organizations; and engaging in any activity that could create the appearance of a conflict of interest, including financial involvement or dealings with employees or representatives of the types of entities listed above. For officers, the Company’s Chief Financial Officer (“CFO”) oversees the review and determination of such transactions.

Members of the Board are required to disclose to the Chairman of the Board or the Chairman of the Governance and Compensation Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company, including engaging in any conduct or activities that would impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

The Company’s human resources department determines whether employment of an employee’s relative is appropriate. The Company’s management, in consultation with the human resources department, is required to resolve any conflict regarding employment of an employee’s relative.

The Company’s financial accounting department annually reviews the Company’s listing of related parties for determination of potential related person transactions that would be disclosable in the Company’s periodic reports or proxy materials under U.S. generally accepted accounting principles (“GAAP”) and SEC rules.

The Governance and Compensation Committee is required to consider all questions of possible conflicts of interest of Board members and executive officers, including review and approval of transactions of the Company in excess of $120,000 in which a director, officer, or an immediate family member of a director or officer has an interest. An immediate family member, as defined under Item 404 (a) of SEC Regulation S-K, includes any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director or officer, and any person (other than a tenant or employee) sharing the household of such director or executive officer.

Mr. Tucci, who is a member of the Board, is the Chairman, President, and Chief Executive Officer of EMC Corporation. During fiscal 2008, the Company purchased through negotiated transactions approximately $4.4 million of data processing equipment and software from EMC Corporation. Mr. Golisano, Chairman of the Board, is the owner of Rochester Aviation, Inc. In fiscal 2008, the Company purchased approximately $19,654 of aviation services from Rochester Aviation, Inc. related to Mr. Golisano’s travel to attend Board meetings.

Communications with the Board of Directors

The Board has established procedures to enable stockholders and other interested parties to communicate in writing with the Board, including the chairman of any standing committee of the Board. These procedures cover recommendations by stockholders of candidates for nomination for election to the Board. Written communications should be clearly marked “Stockholder and Other Interested Parties — Board Communication,” and be mailed to Paychex, Inc. at 911 Panorama Trail South, Rochester, New York, 14625-2396, Attention: Corporate Secretary. In the case of communications intended for committee chairmen, the specific committee must be identified. Any such communications that do not identify a standing committee will be forwarded to the Board. The Corporate Secretary will promptly forward all stockholder and other interested party communications to the Board or to the appropriate standing committee of the Board, as the case may be.

Governance and Compensation Committee Interlocks and Insider Participation

None of the members of the Governance and Compensation Committee were at any time during fiscal 2008, or at any other time, an officer or employee of the Company. Mr. Tucci, a member of the Board, is Chairman of the Governance and Compensation Committee and is also an executive of EMC Corporation. As noted above, the Company purchases data processing equipment and software from EMC Corporation. During fiscal 2008, no member of the Governance and Compensation Committee or Board was an executive officer of another entity on whose compensation committee or board of directors an executive officer of Paychex served.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers, and beneficial owners of more than 10% of the Company’s common stock to file reports of their ownership and changes in their ownership of the Company’s equity securities with the SEC. Based solely on our review of information supplied to the Company and filings made with the SEC, the Company believes that during fiscal 2008, its directors, executive officers, and greater than 10% beneficial owners have complied in a timely manner with all applicable Section 16 filing requirements.

CODE OF BUSINESS ETHICS AND CONDUCT

The Company has adopted a Code of Business Ethics and Conduct that applies to all of its directors, officers, and employees. The Code of Business Ethics and Conduct is available for review on the Company’s website at www.paychex.com at the Investor Relations section under “Corporate Governance.” The Company intends to disclose any amendment to, or waiver from, a provision of its Code of Business Ethics and Conduct that relates to any element of the code of ethics definition enumerated in Item 406 of SEC Regulation S-K by posting such information on its website at the address specified above.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Program

The Company believes in a pay for performance approach to NEO compensation. The overall objectives of our officer compensation plan are to provide competitive opportunities when compared with companies of comparable size; attract, retain, and develop highly qualified NEOs; reward exceptional individual performance; tie compensation to our overall financial and strategic objectives; and align the interests of NEOs with the interests of stockholders.

To achieve these objectives, our NEO compensation plan has been designed to:

•	be closely linked to, and deliver pay opportunities based on, Company performance and the individuals’ performance;

•	have incentives based on a focused set of financial, operational, and strategic goals;

•	provide the appropriate mix of individualized base salary, variable compensation, and short- and long-term incentives based on the NEO’s role and responsibilities. This provides considerable opportunities for superior performance and downside risk if performance goals are not achieved; and

•	be clearly communicated to NEOs, stockholders, and other key parties.

Role Of Governance and Compensation Committee

As part of the committee’s responsibility to evaluate and determine NEO compensation, on an annual basis, the committee:

•	reviews base salaries for increases, if any;

•	resets the annual officer performance incentive program (the “annual incentive program”);

•	approves the prior year payouts under the annual incentive program;

•	grants awards under our 2002 Plan; and

•	considers the impact of section 162(m) of the Code.

As outlined in its charter, the committee has the authority to retain consultants and advisors, at the Company’s expense, to assist in the discharge of the committee’s duties. The committee utilizes the compensation advisory services of Watson Wyatt Worldwide, reporting to the committee and purposefully independent from Paychex management. Management does not participate in the committee’s decision to retain Watson Wyatt as its consultant. Watson Wyatt advises the committee on matters of NEO compensation, assists the committee with analysis and research, and updates the committee on evolving best practices in compensation. Watson Wyatt is invited to attend all meetings and executive sessions of the committee. However, the committee is solely responsible for setting the type and amount of compensation.

Management retains the services of First Niagara Consulting as compensation consultant to advise management on overall compensation strategy and plan design. They do not provide advice on individual NEOs’ compensation. Generally, compensation plans are developed and proposed by management with analytical and research assistance by First Niagara Consulting. Watson Wyatt, the committee’s consultant, will review reports from management and First Niagara Consulting, and offer the committee their opinions on the findings.

Our CEO, along with the Vice President of Organizational Development, makes recommendations to the committee on the design of elements of compensation. These individuals, and from time to time the CFO, will be in attendance at the meetings of the committee to present plan design recommendations, evaluate current plan design, and respond to questions on current or recommended plan design. Our CEO, annually, will review achievement to the prior year’s plan, review salary recommendations for each of the NEOs (other than himself), recommend the upcoming fiscal year’s annual incentive program structure, and present recommendations on equity awards.

Management is excluded from executive sessions of the committee where final decisions on compensation elements are made, particularly those on our CEO’s performance and compensation. Executive sessions occur at each meeting of the committee.

Elements of Compensation

We use a combination of compensation elements, including annual base salary, annual incentive, and equity awards under our 2002 Plan. The committee compares our CEO compensation plan and that of other NEOs with other similar companies. The committee reviews various reports and survey information as input to assess our cash compensation elements of annual base salary and annual incentive program. The committee strives for our NEOs’ cash compensation to be competitive with a select group of comparable companies (the “Peer Group”). The market survey information indicates whether our compensation package, if target performance is achieved, is comparable to the median compensation of our Peer Group, given current competitive practices, overall best practices, and other compensation and benefit trends. The committee continues to review each of the elements annually to ensure that compensation is appropriate and competitive to attract and retain a high performing executive team. For fiscal 2008, compensation packages averaged 51% in cash compensation and 49% in equity compensation, based on the value of equity awards as provided in the Fiscal 2008 Summary Compensation Table on page 22 of this Proxy statement.

Annually, the committee receives from management a summary of total cash compensation and equity awards with estimated future value, and total compensation for the upcoming fiscal year for all officer levels, from vice president to CEO. The summary is used to evaluate compensation recommendations and the impact to both total cash compensation and total compensation for each individual.

Management also provides the committee annually a five-year history of total compensation, including cash, annual incentive payout, and equity compensation, for all officers. This history provides a more complete picture of the internal trend of rewards to executive officers, both as a team, and as individuals. This summary facilitates discussion in that it more accurately details individual officer compensation, noting differences that reflect officer tenure, performance, and relative degree of importance of the position.

As indicated above, compensation is most closely compared to a group of companies known as the Peer Group. While the committee targets compensation at the median of the Peer Group, this is not the sole determining factor in the committee’s decisions on compensation, and the committee reserves the discretion to adjust compensation based on other factors. The Peer Group consists of fifteen companies with comparable revenue, net income, market capitalization, and earnings per share within our industry, or are direct competitors of Paychex. This group includes our direct competitor in the payroll industry, Automatic Data Processing, Inc., several firms in the financial transaction management arena, business process outsourcing companies, and more recently added companies in human resources outsourcing. The Peer Group companies are not necessarily limited to the markets in which Paychex does business. The committee also receives data on CEO compensation at other large, Rochester-based public companies. This information, by itself, does not necessarily trigger a change of our CEO’s compensation. Our current Peer Group consists of the following companies:

Affiliated Computer Services, Inc. (ACS)	Hewitt Associates, Inc. (HEW)
Automatic Data Processing, Inc. (ADP)	Intuit Inc. (INTU)
Convergys Corporation (CVG)	Iron Mountain Inc. (IRM)
DST Systems, Inc. (DST)	Metavante Technologies, Inc. (MV)
The Dun & Bradstreet Corporation (DNB)	Moody’s Corporation (MCO)
Equifax Inc. (EFX)	Robert Half International Inc. (RHI)
Fiserv, Inc. (FISV)	Total System Services, Inc. (TSS)
H&R Block, Inc. (HRB)

The committee annually reviews and approves the selection of Peer Group companies. They may vary from year to year based upon changes in our business and industry relative to other companies. The Peer Group will also change for mergers, acquisitions, or other financial restructurings. During fiscal 2008, First Data Corporation, Ceridian Corporation and The BISYS Group, Inc. were removed from the Peer Group as these companies are no longer publicly held and therefore compensation information is not readily available. The companies were replaced with Iron Mountain Inc., Moody’s Corporation and Total System Services, Inc. as these companies are business to business providers of similar size and clients served. T. Rowe Price Group, Inc. was replaced with Metavante Technologies, Inc. as T. Rowe Price Group, Inc. is purely an investment company with clients much larger than our client base.

Annual Base Salary

The annual base salaries of the NEOs are determined based on the responsibilities of their position and comparisons with base salaries paid to executive officers having similar responsibilities in comparable companies. Annually, the base salaries are reviewed to determine what, if any, increase is required. Newly promoted officers will often have pay progression at a somewhat faster rate than more tenured officers. In fiscal 2007, the committee changed the cash compensation mix, as noted below under the Annual Officer Performance Incentive Program section.

Annual Officer Performance Incentive Program

The performance targets for the annual incentive program are established at the beginning of each fiscal year, typically based on the Board-approved fiscal year financial plan, and provide our NEOs the opportunity for additional cash compensation based primarily on our annual revenue and operating income growth. The targets for payout are established by the committee with consultation of management. The program was established to motivate our NEOs to meet the goals set by the Company as presented to its stockholders. These goals are closely aligned with our stated long-term objectives of 12% annual service revenue growth and 15% annual operating income growth, net of certain items. Historically, the sole exclusion from operating income, net of certain items has been interest on funds held for clients. However, at the discretion of the committee, certain items have and may also include items that are unusual and infrequent in nature. During fiscal 2007, the operating income metric excluded interest on funds held for clients and the expense charge of $38 million to increase the litigation reserve. This metric is considered a non-GAAP measure. The performance targets of the annual incentive program have both financial and strategic objectives including:

•	annual service revenue growth;

•	annual operating income growth, net of certain items; and

•	operating income, net of certain items, as a percentage of service revenue.

The Senior Vice President (“SVP”) of Sales and Marketing is measured on new business revenue instead of annual service revenue growth, as he has greater influence on the results in that area.

Targets for the annual incentive program are set at specific financial goals, which are in alignment with stockholder interests, and which require all aspects of our business to function well in order to attain. The goals are achievable and difficult to overachieve. In fact, the annual incentive program has never achieved a maximum payout. In 2001, executive officers received no payout when the plan missed one element of achievement. We believe the rigor of the annual incentive program is one of the reasons for the consistency of the Company’s financial performance. Once the target is determined, it is set for the year and is normally not changed. For extraordinary circumstances, the compensation committee reserves the right to apply discretion.

For fiscal 2008, the annual incentive program applicable to the CEO and the NEOs was structured into two components — quantitative and qualitative. The quantitative component is intended to comply with section 162(m) of the Code. The CEO’s quantitative target percentage is 100% of annual base salary. The quantitative target percentage for SVPs is 65% of annual base salary. For all other vice presidents, the quantitative target percentage is 40% of annual base salary. As the committee adjusts total compensation, it increases the percentage of total compensation that is performance-based. Each NEO is also assigned a qualitative section under the annual incentive program, with the CEO potentially receiving 20% of base salary and all other NEOs potentially receiving 10% of base salary, the same at both target and maximum. Qualitative targets are established annually, often based on functions unique to the individual. The qualitative portion of the incentive program also allows focus on singular, critical, officer-level projects.

Equity Compensation

To align our NEOs with the long-term interests of our stockholders, the Company grants equity awards under the 2002 Plan. The committee has provided guidance to management regarding the aggregate amount of equity-based compensation to be utilized while also considering the financial impact of such grants. Management believes this is a prudent use of equity grants, which aligns the interests of both NEOs and stockholders.

Since 1998, annual grants of equity awards to the NEOs have been approved during the regularly scheduled meeting of the Board in July. The exercise price of the award is the closing market price on the date of the grant. Historically, the July Board meeting has been scheduled to occur approximately two weeks after the release of our fiscal year-end earnings and upcoming fiscal year financial guidance. Our black-out period normally lifts on the third business day following such release of information. The committee anticipates continuing its granting practice. Recipients are notified shortly after Board approval of their grant, noting the number of awards granted, the vesting schedule, and exercise price. Any restrictive or unusual terms of the award are also communicated at that time.

As the Company matures, the market for its common stock has matured and, therefore, the committee determined it would be more appropriate to shift equity awards from 100% in options to a blend of options and restricted stock. Beginning in fiscal 2007, the committee approved the granting of performance-accelerated restricted stock awards to NEOs. The grants were made subject to the 2002 Plan and were issued to provide pay for performance. The performance-accelerated restricted stock provides the committee with the best vehicle at this time to align NEOs’ interests with stockholders’ interests over the long term.

The blend of options and restricted stock optimized total awards while maintaining expense levels similar in manner to the previous grants of solely options. The granting of performance-accelerated restricted stock awards occurred for the following reasons:

•	We believe the granting of performance-accelerated awards provides better alignment with stockholders’ interests.

•	It affords the opportunity for increased equity ownership by NEOs.

•	The use of restricted stock moderates the negative impact of external stock market factors outside the control of management.

The grants of restricted stock awards have time-based vesting with performance-based acceleration to recognize all aspects of the NEOs’ contributions to the Company, and to motivate the NEOs to meet our long-term financial targets. The restricted stock will vest on the fifth anniversary of the grant date, unless performance criteria are met for the acceleration of vesting. The performance criteria for the acceleration of the vesting of the restricted stock were based on the Company’s stated long-term objective of 15% annual operating income growth, net of certain items, to remain consistent with the annual incentive program targets. The fiscal 2008 award targets for acceleration of one-third in any one fiscal year are operating income, net of certain items, as follows:

In millions
Fiscal Year	Operating Income, Net of Certain Items

2008	$696.3
2009	$800.7
2010	$920.8
2011	$1,058.9

During fiscal 2008, a one-time grant of 30,000 restricted shares that vest one-third per year beginning in October 2010 was awarded to the CFO. The award was granted to provide incentive for long-term retention for the CFO.

The value of equity awards for the NEOs is detailed on the Fiscal 2008 Summary Compensation Table, page 22 of this Proxy Statement.

CEO Compensation

It is the responsibility of the committee to evaluate Mr. Judge’s performance annually and determine his total compensation. Mr. Judge receives compensation based on his leadership role and the overall performance of the Company. A number of compensation elements, particularly his employment agreement, are provided to Mr. Judge as a means of retention. Mr. Judge receives a base salary comparable to the median of salaries for CEOs in our Peer Group. His annual incentive program, as described under “Annual Officer Performance Incentive Program” is also comparable to the median of CEOs in our Peer Group, and is commensurate with his leadership role at the Company. Mr. Judge also receives equity awards under the 2002 Plan. During fiscal 2008, he received options to purchase 150,000 shares of common stock. He also received 33,334 restricted shares. The equity awards are provided to motivate all NEOs, including Mr. Judge, to meet our long-term financial targets. Certain elements of Mr. Judge’s compensation are significantly higher than those of the SVPs due to the executive structure of the Company.

In addition to the above elements of compensation, Mr. Judge has a severance package, described in his employment agreement which was renewed on November 30, 2007 for an additional three years. No written or oral change of control or severance arrangements exist for our NEOs, except for this arrangement with Mr. Judge. The employment agreement provides for fixed annual base salary, participation in the annual incentive program, and grants of equity awards under the 2002 Plan. If Mr. Judge is terminated other than for cause or resigns for good reason, he is entitled to certain compensation as detailed further in the Change of Control and Severance Arrangement table on page 28 of this Proxy Statement.

Stock Ownership Guidelines

In furtherance of the long-term alignment with stockholders, the committee set stock ownership guidelines for our CEO (two times his annual base salary) and CFO and other SVPs (one times annual base salary). The guidelines were established to provide an additional element of retention and alignment with stockholders’ interests.

NEOs of the Company must also adhere to strict standards with regards to trading in the Company’s stock. They may not, among other things:

•	speculatively trade in the Company’s stock;

•	short sell any securities of the Company; or

•	buy or sell puts or calls on the Company’s securities.

Non-Compete and Other Forfeiture Provisions

A principle component of our equity compensation is that following termination of an NEO’s employment certain benefits (including equity based compensation) will be forfeited if the NEO engages in activities adverse to the Company. These activities include competition with the Company during a specified period after termination of employment, solicitation of the Company’s clients or employees during a specified period after termination of employment, breach of confidentiality either during or after employment, or engaging in conduct which is detrimental to the Company during the NEO’s employment with the Company. Should any of these activities occur, the Company may cancel all or any outstanding portion of the equity awards subject to this principle, and recover the gross value of any vested restricted shares, including all dividends, or in the case of non-qualified stock options, the Company may suspend the NEO’s right to exercise the option and/or may declare the option forfeited. In addition, the Company may seek to recover all profits from certain prior exercises as liquidated damages and pursue other available legal remedies.

Perquisites

Our NEOs and directors do not receive benefits not otherwise available to all our employees. We do not provide our NEOs with pension arrangements, post-retirement health coverage, or other similar benefits with the exception of access to a non-qualified and unfunded deferred compensation plan.

Deferred Compensation

We offer a non-qualified and unfunded deferred compensation plan to our NEOs and directors. The deferred compensation plan is an extension of the NEO’s 401(k) Plan account. Due to the limitations on the 401(k) account provided by the Internal Revenue Service, this plan allows for further savings toward retirement for the NEOs and functions similarly to the 401(k) account. Refer to the Non-Qualified Deferred Compensation table on page 27 of this Proxy Statement for more information on how our deferred compensation plan functions.

Compensation Received In Fiscal 2008

In reviewing the Company’s NEO compensation, it is important to note the opportunities Paychex provided to its NEOs in fiscal 2008. The increasing complexity of the standards of financial accounting and reporting related to stock-based compensation has made it difficult for investors to assess this information and has, at times, caused confusion between what might be called “reported” pay, as required to be disclosed in the Fiscal 2008 Summary Compensation Table on page 22 of this Proxy Statement, versus “received” pay, or the amount of compensation received by an NEO. Therefore, provided below is an additional compensation table designed to highlight the compensation that reflects what an NEO has received.

The table below shows the actual compensation received by each of the NEOs for fiscal 2008. This table includes salary, incentive bonus, net value realized from the exercise of options and lapsing of restricted stock, and all other compensation received during fiscal 2008. The table below excludes the complex accounting valuations for equity awards as required in the Fiscal 2008 Summary Compensation Table on page 22 of this Proxy Statement.

		Fiscal 2008 Compensation Received by NEOs
	Annual	Annual	Option	Restricted	All Other
	Base Salary(1)	Incentive(1)	Exercises	Stock Lapse	Compensation(2)	Total

Jonathan J. Judge, President and CEO	$908,606	$1,030,979	$—	$460,440	$28,852	$2,428,877
John M. Morphy, Senior Vice President, CFO, and Secretary	$411,498	$268,362	$333,640	$92,080	$8,712	$1,114,292
Walter Turek, Senior Vice President, Sales and Marketing	$405,659	$257,390	$1,480,391	$92,080	$25,560	$2,261,080
Martin Mucci, Senior Vice President, Operations	$398,300	$264,079	$374,565	$92,080	$8,359	$1,137,383
William G. Kuchta, Vice President, Organizational Development	$292,512	$127,394	$—	$46,040	$7,029	$472,975

(1)	Included in the annual base salary and annual incentive are amounts deferred under the Company’s non-qualified and unfunded deferred compensation plan as shown in the “Executive Contributions” column of the Non-Qualified Deferred Compensation table on page 27 of this Proxy Statement.

(2)	Refer to notes 4 and 5 of the Fiscal 2008 Summary Compensation Table on page 22 of this Proxy Statement for information on these amounts.

Subsequent Events

In July 2008, the following equity compensation was granted to the NEOs.

	Option Awards	Restricted Stock Awards

Jonathan J. Judge	183,906	45,740
John M. Morphy	36,781	9,148
Walter Turek	27,344	6,802
Martin Mucci	40,000	10,000
William G. Kuchta	18,391	4,575

The exercise price for the options is $31.95. All NEO options vest annually in 20% increments over five years. NEO restricted shares have five-year cliff vesting, accelerating one-third in any one fiscal year when the target for that fiscal year has been met or exceeded. The target is operating income, net of certain items, and for the years ending May 31, 2009, 2010, 2011, and 2012 is $787.0 million, $905.1 million, $1,040.8 million, and $1,197.0 million, respectively.

In July 2008, one-third of the July 2006 and one-third of the July 2007 restricted stock award were accelerated based on meeting the target set. The target for fiscal 2008 was operating income, net of certain items, of $696.3 million. Mr. Judge vested in 22,222 shares, Messrs. Morphy, Mucci, and Turek each vested in 4,444 shares and Mr. Kuchta in 2,222 shares.

Impact of the Internal Revenue Code

Section 162(m) of the Code generally limits the tax deductibility of annual compensation paid to certain officers to $1 million, unless specified requirements are met. The committee has carefully considered the impact of this provision. At this time, it is the committee’s intention to continue to compensate all NEOs based on overall performance. The committee expects that most compensation paid to NEOs will qualify as a tax-deductible expense. For fiscal 2008, our annual incentive program was designed to provide incentive compensation that would not count against the $1 million limitation, including the NEOs’ annual incentive. However, within the NEOs’ annual incentive there is a portion of the payout which is qualitative and would not be exempt from the application of section 162(m). Therefore, the committee authorized compensation that was not deductible resulting in $1.4 million for fiscal 2008 that did not qualify for a tax deduction.

THE GOVERNANCE AND COMPENSATION COMMITTEE REPORT

The Governance and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Form 10-K for fiscal 2008.

The Governance and Compensation Committee:

Joseph M. Tucci, Chairman
David J. S. Flaschen
Phillip Horsley
Grant M. Inman
Joseph M. Velli

NAMED EXECUTIVE OFFICER COMPENSATION

FISCAL 2008 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the NEOs.

						Non-Equity
Name and Principal	Fiscal			Stock	Option	Incentive Plan	All Other
Position	Year		Salary	Awards(1)	Awards(2)	Compensation(3)	Compensation(4),(5)	Total

Jonathan J. Judge	2008		$908,606	$834,991	$1,787,943	$1,055,388	$28,852	$4,615,780
President and CEO	2007		$868,144	$362,534	$2,394,083	$1,030,979	$—	$4,655,740
	2006	(6)	$817,884	$—	$3,114,262	$814,385	$69,654	$4,816,185
John M. Morphy	2008		$411,498	$387,822	$260,383	$296,851	$8,712	$1,365,266
Senior Vice President,	2007		$393,243	$72,509	$295,082	$268,362	$7,134	$1,036,330
CFO, and Secretary	2006	(6)	$383,878	$—	$391,830	$215,013	$6,354	$997,075
Walter Turek	2008		$405,659	$167,003	$252,757	$247,228	$25,560	$1,098,207
Senior Vice President,	2007		$397,426	$72,509	$271,756	$257,390	$6,715	$1,005,796
Sales and Marketing	2006	(6)	$387,962	$—	$343,026	$233,277	$5,927	$970,192
Martin Mucci	2008		$398,300	$167,003	$260,383	$286,550	$8,359	$1,120,595
Senior Vice President,	2007		$386,968	$72,509	$308,103	$264,079	$6,537	$1,038,196
Operations	2006	(6)	$377,752	$—	$408,422	$211,582	$6,401	$1,004,157
William G. Kuchta	2008		$292,512	$83,514	$126,657	$143,648	$7,029	$653,360
Vice President, Organizational Development

(1)	The amounts in this column represent the dollar amount recognized as expense in the Company’s consolidated financial statements for the related fiscal year for the fair value of restricted stock awards in accordance with SFAS No. 123R. Pursuant to SEC rules, the amount disclosed disregards estimates of forfeitures of awards that have been included in the financial statement reporting for such awards. The fair value of restricted stock awards is determined based on the closing price of the underlying common stock on the date of grant. Refer to Note C contained in the Notes to Consolidated Financial Statements included in Item 8 of our Form 10-K for fiscal 2008 for further discussion on restricted stock awards. Refer to the Grants of Plan-Based Awards table on page 24 of this Proxy Statement for further information on restricted stock awards granted in fiscal 2008.

(2)	The amounts in this column represent the dollar amount recognized as expense in the Company’s consolidated financial statements for the related fiscal year for the fair value of option awards in accordance with SFAS No. 123R and, therefore, include amounts for awards granted prior to June 1, 2006. Amounts presented for the year ended May 31, 2006 (“fiscal 2006”) represent the dollar amount reflected in the Company’s pro-forma disclosure in the Notes to Consolidated Financial Statements in accordance with SFAS No. 123 for the fair value of option awards. The fair value was determined using a Black-Scholes option pricing model in accordance with SFAS No. 123R for grants since June 1, 2006. Grants prior to June 1, 2006 were valued using a Black-Scholes option pricing model in accordance with SFAS No. 123. Pursuant to SEC rules, the amount disclosed disregards estimates of forfeitures of awards that have been included in the financial statement reporting for such awards. Refer to Note C contained in the Notes to Consolidated Financial Statements included in Item 8 of our Form 10-K for fiscal 2008 for further discussion of option awards and the relevant assumptions used in the calculation of the grant date fair value. The assumptions and resulting per share fair value for option grants included in the amounts disclosed are as follows:

	July	July	July	October	July	July	November	July	July
	2007	2006	2005	2004	2004	2003	2002	2002	2001

Risk-Free Interest Rate	5.0%	5.1%	4.0%	3.5%	3.7%	2.5%	2.9%	3.8%	4.8%
Dividend Yield	2.7%	1.7%	1.5%	1.7%	1.5%	1.5%	1.5%	1.6%	1.1%
Volatility Factor	.27	.32	.31	.31	.32	.34	.35	.35	.35
Expected Option Life in Years	6.5	6.5	6.5	5.0	5.0	5.0	5.0	5.0	5.0
Fair Value	$11.77	$12.88	$11.02	$8.45	$9.26	$8.66	$8.83	$8.98	$14.09

(3)	The amounts in this column are the amounts earned under the annual incentive program. These amounts were paid in July following the applicable fiscal year.

(4)	Included in All Other Compensation for fiscal 2008 are compensation amounts related to certain sales recognition events of $17,304 and $17,167 on behalf of Mr. Judge and Mr. Turek, respectively. During fiscal 2006, the Company incurred amounts on behalf of Mr. Judge of $48,200 in relocation expenses and $21,454 in tax gross-up for the relocation expenses.

(5)	The amounts in this column consist of the Company’s matching contributions under the 401(k) Plan, except as noted in (4) above.

(6)	Amounts for the year ended May 31, 2006 were calculated in accordance with the SEC’s rules adopted in fiscal 2007.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008

The table below summarizes estimated possible payouts under the Company’s annual incentive program for fiscal 2008 based on achievement of performance objectives at various levels for the Company and individual NEOs. This information does not set forth the actual payout awarded to the NEOs for fiscal 2008. The actual payout is reported in the Fiscal 2008 Summary Compensation Table on page 22 of this Proxy Statement, under the column entitled “Non-Equity Incentive Plan Compensation.” The table below also summarizes equity awards granted in fiscal 2008 to each of the NEOs.

							All Other
						All Other	Option		Grant
						Stock	Awards:	Exercise	Date Fair
						Awards:	Number of	or Base	Value of
			Estimated Possible Payouts Under			Number of	Securities	Price of	Stock and
			Non-Equity Incentive Plan Awards(1)			Shares of	Underlying	Option	Option
	Grant	Grant	Threshold	Target	Maximum	Stock or	Options	Awards	Awards
Name	Type	Date	($)	($)	($)	Units (#)(2)	(#)(3)	($/Sh)	($)(4)

Jonathan J. Judge	Cash	7/12/2007	$457,500	$1,098,000	$1,830,000
	Restricted Stock	7/17/2007				33,334			$1,463,696
	Stock Option	7/17/2007					150,000	$43.91	$1,765,500
John M. Morphy	Cash	7/12/2007	$124,315	$310,787	$352,225
	Restricted Stock	7/17/2007				6,667			$292,748
	Restricted Stock(5)	7/17/2007				30,000			$1,317,300
	Stock Option	7/17/2007					30,000	$43.91	$353,100
Walter Turek	Cash	7/12/2007	$122,048	$305,119	$345,801
	Restricted Stock	7/17/2007				6,667			$292,748
	Stock Option	7/17/2007					30,000	$43.91	$353,100
Martin Mucci	Cash	7/12/2007	$120,001	$300,002	$340,003
	Restricted Stock	7/17/2007				6,667			$292,748
	Stock Option	7/17/2007					30,000	$43.91	$353,100
William G. Kuchta	Cash	7/12/2007	$73,441	$146,882	$176,258
	Restricted Stock	7/17/2007				3,334			$146,396
	Stock Option	7/17/2007					15,000	$43.91	$176,550

(1)	The amounts in these columns consist of annual incentive payouts under our annual incentive program for fiscal 2008. The amounts actually earned by each NEO in fiscal 2008 are reported as Non-Equity Incentive Plan Compensation in the Fiscal 2008 Summary Compensation Table on page 22 of this Proxy Statement.

(2)	The amounts in this column consist of restricted stock awards granted in fiscal 2008 under the 2002 Plan. All shares underlying these awards are restricted in that they are not transferable until they vest. These shares, other than the CFO’s one-time grant, vest on the five-year anniversary of the grant date, provided the NEO is an employee of the Company on that date. Vesting of these shares will accelerate to one-third of the grant for each fiscal year in which a pre-established dollar target for operating income, as detailed in the Compensation Discussion and Analysis, is achieved. The NEOs have voting rights and earn dividends on the underlying shares. Dividends are paid at the time of vesting, and will be forfeited if the NEO forfeits the related restricted stock award.

(3)	The amounts in this column consist of options to purchase shares of the Company’s common stock granted in fiscal 2008 under the 2002 Plan. These option grants have an exercise price equal to the closing stock price on the date of grant and have a term of ten years. The options vest 20% per annum over a five-year period.

(4)	The amounts in this column represent the aggregate grant date fair value of stock and option awards granted in fiscal 2008 under the 2002 Plan. The fair value of restricted stock awards of $43.91 per share was equal to the price of the underlying common stock on the date of grant. The fair value of stock options of $11.77 per share was determined using a Black-Scholes option pricing model in accordance with SFAS No. 123R. Refer to Note C contained in the Notes to Consolidated Financial Statements included in Item 8 of our Form 10-K for fiscal 2008 for further discussion of the relevant assumptions used in the calculation of the grant date fair value.

(5)	The shares of this one-time grant to the CFO vest one-third per year beginning in October 2010, provided the CFO is an employee of the Company on that date.

OUTSTANDING EQUITY AWARDS AS OF MAY 31, 2008

The following table summarizes the equity awards made to NEOs which are outstanding as of May 31, 2008.

Option Awards							Stock Awards(3)
							Number
		Number of	Number of				of Shares
		Securities	Securities			Total	or Units	Market Value
		Underlying	Underlying			Potential	of Stock	of Shares or
		Unexercised	Unexercised			Realizable	That Have	Units of Stock
	Option	Options	Options	Option	Option	Value of	Not	That Have Not
	Grant	(Exercisable)	(Unexercisable)	Exercise	Expiration	Outstanding	Vested	Vested
Name	Date	(#)	(#)(1)	Price ($)	Date	Options(2)	(#)(4)	($)(4),(5)

Jonathan J. Judge	10/01/2004	433,334	216,666	$30.68	10/01/2014		—	$—
	07/07/2005	100,000	150,000	$33.68	07/07/2015		—	$—
	07/13/2006	30,000	120,000	$36.87	07/13/2016		—	$—
	07/17/2007	—	150,000	$43.91	07/17/2017	$2,733,000	—	$—
							55,557	$1,919,494
John M. Morphy	07/13/2000	15,000	—	$42.69	07/13/2010		—	$—
	07/12/2001	15,000	—	$40.86	07/12/2011		—	$—
	07/08/2004	20,000	10,000	$31.79	07/08/2014		—	$—
	07/07/2005	20,000	30,000	$33.68	07/07/2015		—	$—
	07/13/2006	6,000	24,000	$36.87	07/13/2016		—	$—
	07/17/2007	—	30,000	$43.91	07/17/2017	$126,300	—	$—
							41,112	$1,420,420
Walter Turek	07/09/1998	20,250	—	$19.00	07/09/2008		—	$—
	07/08/1999	9,000	—	$21.46	07/08/2009		—	$—
	07/12/2001	20,000	—	$40.86	07/12/2011		—	$—
	07/11/2002	10,000	—	$28.14	07/11/2012		—	$—
	07/10/2003	10,000	—	$29.55	07/10/2013		—	$—
	07/08/2004	16,667	8,333	$31.79	07/08/2014		—	$—
	07/07/2005	20,000	30,000	$33.68	07/07/2015		—	$—
	07/13/2006	6,000	24,000	$36.87	07/13/2016		—	$—
	07/17/2007	—	30,000	$43.91	07/17/2017	$659,313	—	$—
							11,112	$383,920
Martin Mucci	07/11/2002	15,000	—	$28.14	07/11/2012		—	$—
	07/10/2003	25,000	—	$29.55	07/10/2013		—	$—
	07/08/2004	20,000	10,000	$31.79	07/08/2014		—	$—
	07/07/2005	20,000	30,000	$33.68	07/07/2015		—	$—
	07/13/2006	6,000	24,000	$36.87	07/13/2016		—	$—
	07/17/2007	—	30,000	$43.91	07/17/2017	$347,450	—	$—
							11,112	$383,920
William G. Kuchta	07/09/1998	20,250	—	$19.00	07/09/2008		—	$—
	07/08/1999	13,500	—	$21.46	07/08/2009		—	$—
	07/13/2000	12,000	—	$42.69	07/13/2010		—	$—
	07/12/2001	8,000	—	$40.86	07/12/2011		—	$—
	07/11/2002	15,000	—	$28.14	07/11/2012		—	$—
	07/10/2003	8,000	—	$29.55	07/10/2013		—	$—
	07/08/2004	8,000	4,000	$31.79	07/08/2014		—	$—
	07/07/2005	10,000	15,000	$33.68	07/07/2015		—	$—
	07/13/2006	3,000	12,000	$36.87	07/13/2016		—	$—
	07/17/2007	—	15,000	$43.91	07/17/2017	$682,645	—	$—
							5,557	$191,994

(1)	The option awards displayed in this column vest at various times over periods of up to five years from the date of grant. The following table provides information with respect to the future vesting of each NEO’s outstanding options:

	Number of Securities Vesting (#)
	July	October	July	July	July	July
	2008	2008	2009	2010	2011	2012

Jonathan J. Judge	110,000	216,666	110,000	110,000	60,000	30,000
John M. Morphy	32,000	—	22,000	22,000	12,000	6,000
Walter Turek	30,333	—	22,000	22,000	12,000	6,000
Martin Mucci	32,000	—	22,000	22,000	12,000	6,000
William G. Kuchta	15,000	—	11,000	11,000	6,000	3,000

(2)	The total potential realizable value is based on the difference between $34.55, the closing price of the Company’s common stock on May 30, 2008, and the option exercise price multiplied by all outstanding options whether exercisable or unexercisable. In those instances when the outstanding options are out of the money (the option exercise price is greater than the closing price), no value is provided.

(3)	Total dividends and interest accrued on stock awards that have not vested as of May 31, 2008 for Mr. Judge was $86,076, for Mr. Morphy was $53,732, for Mr. Turek and Mr. Mucci was $17,216 each, and for Mr. Kuchta was $8,610.

(4)	The stock awards in these columns represent awards on July 13, 2006 and July 17, 2007, and may have their restrictions lapse over three years if the performance criteria for acceleration is met, as detailed in the table below. Shares vested on July 10, 2008 based on the Board’s approval of attainment of performance targets. If performance criteria is not met for all years, unvested shares from the July 2006 grant vest on July 13, 2011 and unvested shares from the July 2007 grant vest on July 17, 2012, assuming the NEO is an employee of the Company on those dates.

	Number of Securities Vesting (#)
	July	July	July	October	October	October
	2008	2009	2010	2010	2011	2012

Jonathan J. Judge	22,222	22,223	11,112	—	—	—
John M. Morphy	4,444	4,445	2,223	10,000	10,000	10,000
Walter Turek	4,444	4,445	2,223	—	—	—
Martin Mucci	4,444	4,445	2,223	—	—	—
William G. Kuchta	2,222	2,223	1,112	—	—	—

(5)	The market value displayed is based on the number of shares that have not vested multiplied by $34.55, the closing price of the Company’s common stock on May 30, 2008.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008

The following table provides information about the value realized by the NEOs upon the exercise of options and the lapsing of restricted stock awards during fiscal 2008.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)(1)	Acquired on Lapsing (#)	Lapse ($)(2)

Jonathan J. Judge	—	$—	11,111	$460,440
John M. Morphy	23,400	$333,640	2,222	$92,080
Walter Turek	50,625	$1,480,391	2,222	$92,080
Martin Mucci	25,000	$374,565	2,222	$92,080
William G. Kuchta	—	$—	1,111	$46,040

(1)	Amounts in this column represent the difference between the market price and the exercise price of a share of the Company’s common stock as of the date of exercise for all options exercised.

(2)	Amounts in this column represent the closing stock price of the Company’s common stock as of the date the restricted stock lapsed for all lapsed shares.

NON-QUALIFIED DEFERRED COMPENSATION

FISCAL 2008

We offer a non-qualified and unfunded deferred compensation plan to our NEOs. The plan has been designed to comply with the current guidelines of section 409A of the Code. Eligible employees are able to defer up to 50% of their annual base salary and bonus. Gains and losses are credited based on the participant’s election of a variety of designated investment choices. The NEO has sole control as to which of the designated funds to invest in, and earns the resulting return on such investment. We do not match any participant deferral or guarantee a certain return. Distributions are paid at one of the following dates selected by the participant: the participant’s termination date; the date the participant retires from any active employment; or a designated specific date. Payments can be either in a lump sum or in annual installments over a period not to exceed ten years. There were no withdrawals by or distributions to any NEO under our plan during fiscal 2008.

The following table summarizes our NEOs benefits under the plan.

			Aggregate
	Fiscal 2008		Balance as of
	Executive	Aggregate	May 31,
Name	Contributions($)(1)	Earnings($)(2)	2008($)(3),(4)

Jonathan J. Judge	$393,675	$(47,882)	$1,171,236
John M. Morphy	$—	$(14,408)	$376,371
Walter Turek	$92,836	$(3,852)	$202,975
Martin Mucci	$67,320	$3,471	$281,496
William G. Kuchta	$49,006	$(8,723)	$254,345

(1)	Amounts in this column are included in the amounts shown in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Fiscal 2008 Summary Compensation Table on page 22 of this Proxy Statement. Amounts do not include amounts shown in the “Non-Equity Incentive Plan Compensation” column for fiscal 2008 as those amounts were paid after May 31, 2008.

(2)	Amounts in this column include both realized and unrealized earnings. They are not included in the Fiscal 2008 Summary Compensation Table on page 22 of this Proxy Statement as the earnings are not considered to be “above-market” earnings.

(3)	Amounts in this column are included in the “Salary” and “Non-Equity Incentive Plan Compensation” amounts reported in current and previous years in the Fiscal 2008 Summary Compensation Table on page 22.

(4)	The investment funds managed at Legg Mason available to NEOs and the funds’ annual rate of return as of May 31, 2008 are as follows:

	Rate of			Rate of
Name of Fund	Return		Name of Fund	Return

Appreciation Fund Class A	1.82%		Aggressive Growth Fund Class A	(7.12%	)
Diversified Strategic Income Fund Class A	(3.72%	)	Capital and Income Fund Class A	(2.68%	)
Fundamental Value Fund Class A	(8.44%	)	Investment Grade Bond Fund Class A	(1.03%	)
Mid Cap Core Fund Class A	(5.12%	)	Government Securities Fund Class A	3.91%
Small Cap Growth Opportunities Class A	(0.38%	)	Money Market Fund Class A	4.26%
International All Cap Opportunity Fund Class A	(6.56%	)	Large Cap Growth Fund Class A	(6.08%	)

CHANGE OF CONTROL AND SEVERANCE ARRANGEMENT

FISCAL 2008

Our CEO, Mr. Judge, is the only NEO with a severance arrangement, described in his employment agreement which was renewed on November 30, 2007. If Mr. Judge is terminated other than for cause or resigns for good reason, he is entitled to:

•	one year’s annual base salary;

•	annual incentive bonus determined at the same percentage of plan as for the immediately preceding fiscal year (without proration);

•	any unvested equity awards made prior to July 1, 2007 shall immediately vest and become exercisable; and

•	twelve months of health insurance premiums.

If the termination other than for cause or resignation for good reason occurs within one year of a change of control, in addition to the previously mentioned compensation, all unvested equity awards, regardless of when granted, shall immediately vest and become exercisable. “Cause” when used in reference to the termination of the CEO shall mean dereliction of duty (after notice and a reasonable opportunity to cure), conviction for a felony, willful misconduct, or failure to follow a lawful directive from the Board (after notice and a reasonable opportunity to cure). “Good reason” when used in reference to the resignation of the CEO shall mean failure of the Company to make any payments or equity grants to the CEO or any other material breach by the Company of its obligations to the CEO within 30 days after the same shall be due, and any material reduction in the CEO’s duties, authority or responsibilities.

				Termination Other
	Voluntary			Than for Cause/
	Resignation/		Termination Other	Resignation for
	Termination for		Than for Cause/	Good Reason within
	Cause or	Death or	Resignation for	One Year of Change
Jonathan J. Judge	Retirement	Disability	Good Reason	of Control

Compensation:
Base Salary	$—	$—	$915,000	$915,000
Annual Incentive Bonus	—	—	1,055,388	1,055,388
Option Awards(1)	—	968,997	968,997	968,997
Restricted Stock Awards(2)	—	1,919,494	767,805	1,919,494
Benefits:
Health Insurance Premiums	—	—	7,342	7,342

Total	$—	$2,888,491	$3,714,532	$4,866,221

(1)	The value of the unvested options is determined by the difference in the closing price of the Company’s common stock of $34.55 on May 30, 2008 and the exercise price multiplied by the number of unvested options. In those instances when the outstanding options are out of the money (the option exercise price is greater than the closing price), no value is provided.

(2)	The value of the unvested stock is based upon the closing price of the Company’s common stock of $34.55 on May 30, 2008.

OTHER MATTERS AND INFORMATION

Proposals for Next Year’s Annual Meeting

Stockholder proposals, which are intended to be presented at the 2009 Annual Meeting of Stockholders, for inclusion in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, must be received by the Company at its executive offices on or before May 3, 2009. Any such proposals must be submitted in accordance with applicable SEC rules and regulations.

Stockholder proposals, which are intended to be presented at the 2009 Annual Meeting of Stockholders and which are submitted and not included in the Company’s Proxy Statement other than in accordance with the procedures specified in SEC Rule 14a-8, will be considered untimely if not received by the Company’s Secretary on or before July 17, 2009.

Other Actions at the Annual Meeting

As of the date of this Proxy Statement, management does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their judgment.

Cost of Solicitation of Proxies

Solicitation of proxies is made on behalf of the Company and the Company will pay the cost of solicitation of proxies. The Company will reimburse any banks, brokers and other custodians, nominees, and fiduciaries for their expenses in forwarding proxies and proxy solicitation material to the beneficial owners of the shares held by them. In addition to solicitation by use of the mail or via the Internet, directors, officers, and regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other communication means.

Electronic Access to Proxy Materials and Annual Report

The Notice of Annual Meeting of Stockholders, Proxy Statement, and Annual Report are also available on the Company’s website at www.paychex.com at the Investor Relations section under “Annual Reports and Proxy Statements.” As an alternative to receiving paper copies of the Proxy Statement and Annual Report in the mail, stockholders can elect to receive an e-mail message, which will provide a link to these documents on the Internet. Opting to receive your proxy materials online saves the Company the cost of producing and mailing bulky documents and reduces the volume of duplicate information received by you. To give your consent to receive future documents via electronic delivery, please vote your proxy via the Internet and follow the instructions to register for electronic delivery.

Delivery of Proxy Materials and Annual Report

The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card, and Annual Report are being mailed to stockholders on or about August 29, 2008. You may also obtain a copy of our Form 10-K filed with the SEC, without charge, upon written request submitted to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

In accordance with notices previously sent to stockholders, the Company is delivering one Annual Report and Proxy Statement in one envelope addressed to all stockholders who share a single address unless they have notified the Company that they wish to revoke their consent to the program known as “householding.” Householding is intended to reduce the Company’s printing and postage costs.

You may revoke your consent at any time by calling toll-free (800) 542-1061 or by writing to Broadridge Investor Communications Services, Attention: Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation, and each stockholder at your address will receive individual copies of the Company’s disclosure documents.

The Company hereby undertakes to deliver upon oral or written request a separate copy of its Proxy Statement and Annual Report to a security holder at a shared address to which a single copy was delivered. If such stockholder wishes to receive a separate copy of such documents, please contact Terri Allen, Investor Relations, either by calling toll-free (800) 828-4411 or by writing to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Investor Relations.

If you own Paychex stock beneficially through a bank or broker, you may already be subject to householding if you meet the criteria. If you wish to receive a separate Proxy Statement and Annual Report in future mailings, you should contact your bank or broker.

INSTRUCTIONS FOR SUBMITTING PROXY:

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Paychex, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Paychex, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

YOUR VOTE IS IMPORTANT
Do not return this proxy card if you vote by telephone or Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PACHX1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PAYCHEX, INC.

Proposals - The Board of Directors recommends a vote FOR each of the nominees listed in Item 1 and FOR Item 2.
		For	Against	Abstain
1.	ELECTION OF DIRECTORS

	1a. B. Thomas Golisano	☐	☐	☐

	1b. David J. S. Flaschen	☐	☐	☐
THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN IT IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED “FOR” EACH OF THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

	1c. Phillip Horsley	☐	☐	☐

	1d. Grant M. Inman	☐	☐	☐

	1e. Pamela A. Joseph	☐	☐	☐
SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE UNDERSIGNED UNDER THE ESOP STOCK FUND WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IF THE CARD IS NOT SIGNED, OR IF THE CARD IS NOT RECEIVED BY OCTOBER 2, 2008, THE SHARES ISSUED TO OR HELD FOR THE ACCOUNT OF THE PARTICIPANT WILL BE VOTED BY THE ESOP STOCK FUND TRUSTEE IN THE SAME PROPORTION AS ESOP SHARES FOR WHICH INSTRUCTIONS HAVE BEEN RECEIVED.

	1f. Jonathan J. Judge	☐	☐	☐

	1g. Joseph M. Tucci	☐	☐	☐

	1h. Joseph M. Velli	☐	☐	☐

2.	RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

Please sign exactly as your name appears on this proxy. If the shares are issued in the name of two or more persons, all such persons must sign the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

August 29, 2008
Dear Paychex Stockholder:
The Board of Directors cordially invites you to attend our Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, October 7, 2008 at 10:00 a.m. Eastern Time at the Rochester Riverside Convention Center, 123 East Main Street, Rochester, New York.
The accompanying booklet includes the formal Notice of Annual Meeting of Stockholders and the Proxy Statement. The Proxy Statement tells you about the agenda items and the procedures for the Annual Meeting. It also provides certain information about Paychex, Inc., its Board of Directors, and its named executive officers.
It is important that these shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote. You may vote by Internet, telephone, written proxy, or written ballot at the Annual Meeting. We encourage you to use the Internet because it is the most cost-effective way to vote. If you elected to electronically access the Proxy Statement and Annual Report, you will not be receiving a proxy card and must vote via the Internet.
We hope you will be able to attend the Annual Meeting and would like to take this opportunity to remind you that your vote is important. If you need special assistance at the Annual Meeting, please contact the Secretary of the Company at (800) 828-4411, or write to Paychex, Inc., 911 Panorama Trail South, Rochester, New York 14625-2396, Attention: Corporate Secretary.
Sincerely,
Jonathan J. Judge
President and
Chief Executive Officer
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Proxy Solicited on Behalf of the Board of Directors

of Paychex, Inc. for the Annual Meeting, October 7, 2008
PROXY
The undersigned hereby appoints JONATHAN J. JUDGE and JOHN M. MORPHY, or either one of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders to be held on October 7, 2008 (“Annual Meeting”), and at any adjournment thereof, with all the powers which the undersigned would possess if personally present to vote all shares of stock which the undersigned may be entitled to vote at said Annual Meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.
If shares of Paychex, Inc. Common Stock are issued to or held for the account of the undersigned under the Paychex Employee Stock Ownership Plan (“ESOP”) Stock Fund, then the undersigned hereby directs the fiduciary of the ESOP Stock Fund to vote all shares of Paychex, Inc. Common Stock in the undersigned’s name and/or account under such Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournment thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matter set forth on the reverse side.